     As filed with the Securities and Exchange Commission on September 29, 1998
                                                     Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                   HEARx LTD.
        -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
        -----------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                  22-2748248
        -----------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                            1250 Northpoint Parkway
                        West Palm Beach, Florida  33407
                                (561) 478-8770
        -----------------------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              Paul A. Brown, M.D.
                      Chairman and Chief Executive Officer
                                   HEARx LTD.
                            1250 Northpoint Parkway
                        West Palm Beach, Florida  33407
                                (561) 478-8770
        -----------------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:


                              LaDawn Naegle, Esq.
                                 Bryan Cave LLP
                        700 13th Street, N.W., Suite 700
                          Washington, D.C. 20005-3960
                                 (202) 508-6000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
  Title of each class of      Amount to be    Proposed maximum     Proposed maximum           Amount of
        securities             registered      offering price     aggregate offering       registration fee
     to be registered                           per unit (1)          price (1)
------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par        11,850,000            $0.81              $9,598,500              $2,832
value per share
============================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices for the Common Stock as reported on the American Stock Exchange on September 28, 1998.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                               11,850,000 SHARES

                                   HEARx LTD.
                                  COMMON STOCK

    This Prospectus relates to the resale of 11,850,000 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of HEARx LTD., a Delaware corporation (the "Company"). All of the Shares offered hereby are being sold by the Selling Shareholders. The 11,850,000 Shares are issuable by the Company upon the conversion of 7,500 shares of the Company's 1998 Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and exercise of warrants issued to the purchasers of the Preferred Stock (the "Investor Warrants"), and upon the exercise of certain warrants (the "Finder Warrants," and together with the Investor Warrants, the "Warrants"). The Company issued the Preferred Stock and the Investor Warrants in certain private placement transactions. The Finder Warrants were issued by the Company as compensation in connection with the private placement transactions. See "Selling Shareholders." Additional Shares that may become issuable as a result of the anti-dilution provisions of the Preferred Stock and the Warrants are offered for resale hereby pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

    The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders, but will receive the exercise price payable upon the exercise of the Warrants if those Warrants are exercised for cash. There can be no assurance that all or any part of the Warrants will be exercised or that they will be exercised for cash. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents and legal fees of counsel to the Selling Shareholders. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

    The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) on the American Stock Exchange (the "AMEX") at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

    The Shares have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

    The Common Stock is traded on the AMEX under the symbol "EAR." The closing price of the Common Stock as reported on the AMEX on September 28, 1998 was $0.75 per share.

    AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

             -----------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             -----------------------------------------------------
                The date of this Prospectus is October __, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings of such documents are publicly available on the Commission's Web Site at http://www.sec.gov. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is traded on the American Stock Exchange under the symbol "EAR" and copies are available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

                           INCORPORATION BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    (1) Annual Report on Form 10-K for the fiscal year ended December 26, 1997, filed on March 17, 1998;

    (2) Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 1998, filed on May 11, 1998;

    (3) Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 1998, filed on July 10, 1998;

    (4) Current Report on Form 8-K dated August 27, 1998, filed on September 3, 1998; and

    (5) Description of Common Stock contained in Registration Statement on Form 8-K, filed on March 4, 1996.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO HEARx LTD., 1250 NORTHPOINT PARKWAY, WEST PALM BEACH, FLORIDA 33407, ATTENTION CORPORATE SECRETARY (TELEPHONE: (561) 478-8770).

    No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

              CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR
                               PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This Prospectus, as well as information incorporated by reference herein, contains certain "forward looking" statements. The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of such safe harbor with respect to all of such forward-looking statements. Such forward-looking statements include, without limitation, statements about the Company's future growth and expansion, the manner in which such expansion will be funded and demands on Company resources relating to the expansion (see "Risk Factors -- Recent and Future Expansion; Management of Growth"); the Company's ability to obtain comparable products from other manufacturers in the event of disruption of supply from one or more of the Company's current suppliers (see "Risk Factors -- Reliance on Manufacturers and Qualified Audiologists"); the adequacy of the Company's insurance and the ability to have recourse against a manufacturer in the event of a product liability claim (see "Risk Factors -- Product and Professional Liability"); the Company's ability to continue to establish relationships with health organizations and physicians that promote the Company to the hearing impaired (see "Business - Products and -- Customers and Marketing" in the Company's annual report on Form 10-K for the fiscal year ended December 26, 1997 (the "Form 10-K")); the number of centers expected to be opened in early 1997 (see "Business" in the Form 10-K); the continued competitiveness with the Company's centers of certain networks of hearing aid stores or distributors (see "Business -- Competition" in the Form 10-K); the effect of a new federal or state physician referral mandate on the Company (see "Business -- Regulation -- Federal" in the Form 10-K); and the effect on the Company of the loss of any single managed care contract (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" in the Form 10-K). Actual events or results may differ materially from those discussed in the forward looking statements as a result of various factors, including those discussed in "Risk Factors," below and generally in the Form 10-K and other documents incorporated by reference herein.

                                  RISK FACTORS

    The following factors should be carefully considered in evaluating the Company and its business before purchasing any of the Shares offered hereby.

RECENT AND FUTURE EXPANSION; NEW VENTURE; MANAGEMENT OF GROWTH

    The Company has expanded its network of hearing care centers recently and plans to continue such expansion, currently through the recently announced joint venture with the Permanente Federation. The Company is a 50% owner of the joint venture. Initially the joint venture will open 15 centers in Southern California. After an initial equity investment, the Company will provide the venture with a $5 million interest-bearing loan to fund the establishment of those centers. The Company intends to fund this and other expansion with existing capital, the proceeds from the offering of the Preferred Stock, earnings and, to the extent necessary and available on favorable terms to the Company (of which there can be no assurance), commercial lines of credit. The Company's operating results will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from this expansion. In addition, this expansion will increase the demands on the Company's management, technical, financial and other resources. If the Company is unable to manage growth effectively, or to integrate fully its infrastructure systems throughout its network of hearing care centers, its operating results may be adversely affected. In addition, there can be no assurance that the Company will be successful in its efforts on behalf of the joint venture, that the centers will be open by the targeted deadline of January 1999 or that, once open, the centers will generate sufficient revenues to support continued operations.

HISTORY OF OPERATING LOSSES

    The Company has incurred losses in each year since its organization. There can be no assurance that the Company will achieve profitability in the near or long term.

USE OF PROCEEDS

    The Company will not receive any proceeds from the offer or sale of the Shares by the Selling Shareholders, but will receive the exercise price, payable upon exercise of the Warrants, if the Warrants are exercised for cash. The Company intends to use the proceeds, if any, from the exercise of the Warrants to fund the operations of the Company. There can be no assurance that any of the Warrants will be exercised or that they will be exercised for cash.

NO DIVIDENDS

    The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future.

RELIANCE ON SENIOR MANAGEMENT

    The operations of the Company are dependent in large part upon the efforts of Paul A. Brown, M.D., Chairman of the Board and Chief Executive Officer, and Stephen J. Hansbrough,

President and Chief Operating Officer. The loss of the services of Dr. Brown or Mr. Hansbrough could adversely affect the conduct and operation of the Company's business. The Company has purchased a "key man" insurance policy on Dr. Brown's life in the amount of $3,000,000 for the benefit of the Company.

COMPETITION

    The hearing care industry is highly fragmented with approximately 11,000 practitioners providing testing and dispensing products and services. Most competitors are small retailers generally focusing on the sale of hearing aids without providing comprehensive audiometric testing and other professional services. Among the Company's larger competitors are: (i) Bausch & Lomb Inc., a hearing aid manufacturer whose distribution system is through a national network of over 1,000 franchised stores (Miracle Ear) including 400 located in Sears Roebuck & Co. stores; and (ii) Beltone Electronics Corp., a privately-owned hearing aid manufacturer that distributes its products primarily through its network of approximately 1,000 "authorized" distributors. A number of these franchises and distributors are located in the areas the Company serves. Although the Company believes it offers more comprehensive services and products, there can be no assurance that these large, established companies, which have far greater resources than the Company, will not expand and change their operations to capture the market targeted by the Company. Nor can there be any assurance that the hearing care market can be consolidated successfully by the Company or its competitors, or that associations of independent audiologists will not form and compete successfully for the Company's targeted market.

RENEWAL OF AGREEMENTS WITH HEALTH INSURANCE AND MANAGED CARE ORGANIZATIONS

    Since 1991, the Company has entered into agreements with certain health insurance and managed care organizations to provide hearing care products and services, and has established hearing care centers in the related market areas. The terms of a number of these agreements are to be renegotiated annually, and most of these agreements may be terminated by either party on 90-days notice at any time. The early termination or failure to renew the agreements could materially adversely affect the operation of the hearing care centers located in the related market areas. In addition, the early termination or failure to renew the agreements which provide for payment to the Company on a per capita basis would cause the Company to lower its estimates of revenues to be received over the life of the agreements and could have a material adverse effect on the Company's results of operations. The Company is not aware of any potential contract terminations at this time.

RELIANCE ON MANUFACTURERS AND QUALIFIED AUDIOLOGISTS

    Through its hearing care centers, the Company makes available to customers hearing aids supplied by approximately five major manufacturers, as well as hearing enhancement devices manufactured by other companies. The Company relies on these manufacturers to supply such products and a significant disruption in supply from any or all of these manufacturers could materially adversely affect the Company's business. There are currently approximately 40 manufacturers of hearing aids and related hearing enhancement devices worldwide however, so that in the event of disruption of supply from one or more of the Company's current suppliers, the Company believes it could obtain comparable products from other manufacturers. There can be no assurance, however, that such products could be obtained at prices favorable to the Company or on a timely basis. The Company has not experienced any significant disruptions in supply in the past. In addition, the Company's centers employ audiologists, and the Company believes that it distinguishes itself in the industry by having qualified audiologists available to supervise or manage all of the Company's centers. The inability of the Company to attract and retain qualified audiologists may reduce the Company's ability to distinguish itself from competing networks of hearing aid retailers and thus adversely affect its business. Management believes that it will be able to attract and retain qualified audiologists sufficient to staff its centers for the foreseeable future.

PRODUCT AND PROFESSIONAL LIABILITY

    In the ordinary course of its business, the Company may be subject to product and professional liability claims alleging the failure of or adverse effect claimed to have been caused by, products sold or services provided by the Company. The Company maintains insurance at a level which the Company believes to be adequate. A successful claim in excess of the policy limits of the Company's liability insurance could materially adversely affect the Company. As the distributor of products manufactured by others, the Company believes it would properly have recourse against the manufacturer in the event of a product liability claim; however, there can be no assurance that recourse against a manufacturer by the Company would be successful, or that any manufacturer will maintain adequate insurance or otherwise be able to pay such liability.

REGULATION

    The practice of audiology and the dispensing of hearing aids are not presently regulated on the Federal level. The sale of hearing aids, however, is subject to certain limited regulations promulgated by the United States Food and Drug Administration. Generally, state regulations, where they exist, are concerned primarily with the formal licensure of audiologists and of those who dispense hearing aids and with practices and procedures involving the fitting and dispensing of hearing aids. There can be no assurance that regulations do not exist in jurisdictions in which the Company plans to open centers or will not be promulgated in states in which the Company currently operates centers or at the Federal level. Such regulations may have a material adverse effect upon the Company. Such regulations might include stricter licensure requirements for dispensers of hearing aids, inspection of centers for the dispensing of hearing aids and the regulation of advertising by dispensers of hearing aids. The Company knows of no current or proposed regulations in the jurisdictions in which it operates with which it, as currently operated, could not comply.

POSSIBLE VOLATILITY OF PRICES

    The market price of the Common Stock has changed significantly over the past two years. Since the stock began trading on the AMEX on March 15, 1996, and through September 29, 1998, the stock has traded as high as $7.375 and as low as $0.60 per share. Future changes in the market price of the Common Stock may bear no relation to the Company's results of operations. Quarterly operating results, changes in the condition of the economy generally or in the healthcare industry, or developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially.

POTENTIAL DILUTION; SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE EFFECT ON ADDITIONAL EQUITY FINANCING

    A substantial number of shares of Common Stock are or will be issuable by the Company upon the conversion of convertible preferred stock and the exercise of warrants and options which the Company has issued, which would result in substantial dilution to a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Preferred Stock, the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases); and except with respect to certain redemption rights of the Company for the Preferred Stock, there is no cap on the number of shares of Common Stock which may be issuable. In addition, the number of shares issuable upon the conversion of the Preferred Stock and the exercise of warrants and options is subject to adjustment upon the occurrence of certain dilutive events.

    On September 28, 1998, there were issued and outstanding a total of 100,855,550 shares of Common Stock. If all convertible preferred stock, warrants and options which the Company has issued were deemed converted and exercised, as the case may be, as of September 28, 1998, there would be issuable 26,273,999 shares of Common Stock. Upon such conversion and exercise, there would be outstanding 127,129,549 shares of Common Stock. Of these, the Company currently has registered for resale 25,971,749 shares (including the Shares offered hereby) and has granted registration rights in respect of approximately 202,250 additional shares. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. In addition, certain holders of outstanding securities of the Company have rights to approve and/or participate in certain types of future equity financing by the Company. The availability to the Company of additional equity financing, and the terms of any such financing, may be adversely affected by the foregoing.

CONTINUED AMEX LISTING

    The Common Stock was listed and began trading on the AMEX on March 15, 1996. The AMEX will consider delisting a company's securities if, among other things, the company fails to maintain stockholder's equity of at least $2,000,000 if the company has sustained losses from continuing operations or net losses in two of its three most recent fiscal years; the company fails to maintain stockholder's equity of $4,000,000 if the company has sustained losses from continuing operations or net losses in three of its four most recent fiscal years; or the company has sustained losses from continuing operations or net losses in its five most recent fiscal years. In the event the Company's Common Stock was delisted from the AMEX, trading, if any, in the Common Stock would be conducted in the over-the-counter market, and the ability of holders to sell or otherwise dispose of such shares could be adversely affected. In addition, if such delisting were to occur, transactions in shares of the Common Stock could become subject to the Commission's "penny stock" regulations. The Company is unaware of any intention on the part of the AMEX to delist its Common Stock.

"PENNY STOCK" REGULATIONS

    The Commission has adopted regulations that define a "penny stock" to include any over-the-counter equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the Commission relating to the penny stock market, subject to certain exemptions. A broker-dealer effecting transactions in penny stocks must disclose the commissions payable to both the broker-dealer and any registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent to the customer disclosing the recent price information for the penny stock held in the account and information on the limited market in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of the Common Stock, they could adversely affect the ability of holders to sell or otherwise dispose of such shares.

POTENTIAL CHANGE IN VOTING CONTROL OF THE COMPANY

    As of September 28, 1998, the directors and executive officers of the Company beneficially owned, as a group, approximately 14.4% of the 100,855,550 shares of outstanding Common Stock. If all convertible preferred stock, warrants and options which the Company has issued or agreed to issue were deemed converted and/or exercised on September 28, 1998, the directors and executive officers would beneficially own approximately 11% of the then outstanding Common Stock. See "-- Potential Dilution; Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing." In the event of a change in voting control of the Company, the current directors and officers of the Company could be replaced.

YEAR 2000

    Many computer systems experience problems handling data beyond year 1999. Many existing computer programs only use two digits to identify a year in the date field. Such systems and programs must be modified or replaced prior to January 1, 2000 in order to remain functional. The Company has undertaken a company-wide review of its Year 2000 exposure. The Company has identified its key manufacturers and suppliers and intends to send written requests for information on their Year 2000 compliance status. As required to address potential failures of these parties to be Year 2000 ready, the Company will send additional requests and develop contingency plans.

    Failure by the Company and/or the third parties with whom it does business to be prepared for and properly address the Year 2000 issue could have a material adverse effect on the Company and its ability to conduct business.
The Company expects to implement successfully the systems and programming changes necessary to address the Year 2000 issue and does not believe the cost of such actions will have a material adverse effect on the Company, its results of operations or financial condition.

                                  THE COMPANY

    The Company operates a network of hearing care centers which provide a full range of audiological products and services for the hearing impaired. The Company's strategy focuses on contracting with managed care and health insurance companies to provide to their members and beneficiaries high quality hearing care utilizing state-of-the-art facilities with a full range of diagnostic and rehabilitative services, qualified professional staff and hearing education learning programs. The Company also provides such quality hearing care to the general population at the Company's centers. The Company currently operates 75 centers primarily located in Connecticut, Florida, New York, New Jersey, and Pennsylvania.

    The Company recently completed the formation of HEARx West LLC, a joint venture with The Permanente Federation LLC. The Permanente Federation is the national association of Permanente Medical Groups, one of the three heath delivery systems of Kaiser Permanente, America's largest not-for-profit health maintenance organization. The joint venture will concentrate initially on providing hearing aids and diagnostic audiology testing through HEARx centers located in the State of California. The parties intend that the centers will serve the needs of Kaiser Permanente's membership, members of other managed care organizations and the "self-pay" patients in the geographic region. The venture is owned 50/50 by HEARx and The Permanente Federation. HEARx will be responsible for day-to-day operations management of the centers. The first centers are expected to open in January 1999.

    The Company's principal executive offices are located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407, and its telephone number is (561) 478-8770.

                              SELLING SHAREHOLDERS

    None of the Selling Shareholders is an affiliate of the Company or has had any position, office or other material relationship with the Company within the past three years except as a shareholder of the Company or as noted below. The following table sets forth information with respect to the Selling Shareholders, based upon information provided to the Company by them.

                                  Shares Beneficially Owned      Shares Being     Shares Beneficially Owned
 Name of Selling Shareholder          Prior to Offering (1)           Offered            After Offering (2)
-------------------------------------------------------------------------------------------------------------
 Zanett Lombardier, Ltd.            8,428,000 (3) (4)               8,428,000                             0

 Goldman Sachs Performance          1,580,250 (3) (4)               1,580,250                             0
 Partners, L.P.
 Goldman Sachs Performance          1,279,250 (3) (4)               1,279,250                             0
 Partners (Offshore), L.P.

 Claudio Guazzoni                     210,938     (5)                 210,938                             0
 David McCarthy                       210,937     (5)                 210,937                             0

 Tony Milbank                         140,625     (5)                 140,625                             0
------------------------------------------------------------------------------------------------------------
 Total                             11,850,000                      11,850,000                             0
                                   ========================        ==========                             =




(1) Assumes that all of the Preferred Stock held by the Selling Shareholders is converted at a conversion price of $1.00, including shares issuable in respect of any premium. Pursuant to the terms of the Preferred Stock, the Preferred Stock is convertible by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Preferred Stock and unexercised warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the number of shares of Common Stock set forth below for each Selling Shareholder may exceed the actual number of shares of Common Stock that such Selling Shareholder could own beneficially at any given time through its ownership of the Preferred Stock and the Warrants in light of such limitation.

(2) Assumes all shares offered hereby are sold to persons who are not affiliates of the Selling Shareholders. The Selling Shareholders may, but are not required to, sell all shares offered hereby.

(3) Includes shares issuable upon conversion of the Preferred Stock.

(4) Includes shares issuable upon the exercise of the Investor Warrants.

(5) Includes shares issuable upon the exercise of the Finder Warrants.

                 10,725,000 of the Shares offered hereby are issuable upon the conversion of 7,500 shares of the Preferred Stock, and 1,125,000 of the Shares offered hereby are issuable upon the exercise of the Warrants. Upon conversion of a share of Preferred Stock, holders will be entitled to receive a number of shares of Common Stock determined by dividing the sum of the stated value of the Preferred Stock ($1,000 per share), plus a premium (unless the Company elects to pay that premium in cash), by a conversion price equal to the lesser of the average closing bid prices for the Common Stock on five days selected by the holder during the twenty trading-day period prior to conversion, and $1.80 (subject to adjustment upon the occurrence of certain dilutive events). The premium payable upon conversion will be equal to 8% of the stated value of the Preferred Stock ($1,000 per share) from the date of issuance until one year following such date, and shall increase by 0.5% each year, commencing on the date which is one year following the date of issuance. The Preferred Stock may not be converted for the 180-day period after the closing (i.e. to February 23, 1999). Thereafter, up to one third of a holder's Preferred Stock may be converted until the period ending 270 days after the closing (i.e. to May 24, 1999), up to two third's may be converted after day 270 and up to the period ending 360 days after the closing (i.e. to August 12, 1999), after which time all of the Preferred Stock may be converted. If the Preferred Stock is not converted by holders in accordance with these terms prior to August 27, 2003, on such date it will automatically convert to Common Stock.

         The Company has the right upon receipt of notice of conversion of any shares of the Preferred Stock to redeem shares of the Preferred Stock tendered for conversion in lieu of conversion at a price equal to 108% of its stated value plus the premium, if the closing price of the Common Stock as reported on AMEX for the date immediately prior to the conversion date is equal to or less than $1.00 per share. The holders of the Preferred Stock have no voting power except with respect to certain actions by the Company that might adversely affect the rights of such holders and as otherwise provided by Delaware General Corporation Law.

         1,125,000 Shares offered hereby are issuable upon the exercise of the Warrants. Upon exercise, holders will be entitled to receive shares of Common Stock for an exercise price of $1.80 per share. The Warrants may be exercised any time prior to August 27, 2003.

         Under the applicable conversion formula, the number of shares of Common Stock issuable upon conversion of the Preferred Stock will be higher if the market price of the Common Stock at the time of conversion is lower, and there is no cap on the number of shares of Common Stock that may be issuable in respect of the Preferred Stock. In addition, the number of shares issuable upon conversion of the Preferred Stock and the exercise of the Warrants is subject to adjustment upon the occurrence of certain dilutive events. The 11,850,000 shares offered hereby represent the number of shares that would be issuable if the Preferred Stock were converted at a conversion price of $1.00 per share, the premium is paid in cash, the Warrants were exercised and no limitation or adjustments were applicable, plus an additional 3,225,000 shares. (Additional shares that may become issuable as a result of the anti-dilution provisions of the Preferred Stock and Warrants are also offered hereby pursuant to Rule 416 under the Securities Act.)

                 The foregoing summary is qualified in its entirety by the terms of the Preferred Stock and the Warrants.

                              PLAN OF DISTRIBUTION

    The Company is registering the Shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the AMEX, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

    The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

    Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the AMEX pursuant to Rule 153 under the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

    Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Bryan Cave LLP, Washington, D.C.


                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 26, 1997 and December 27, 1996, and for the years ended December 26, 1997, December 27, 1996 and December 29, 1995, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1997, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby:

    SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    2,832.00
    Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,500.00
    Legal fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,000.00
    Miscellaneous expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            0.00
                                                                                                   ------------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $19,332.00
                                                                                                     ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

    Article VII of the Company's By-laws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

    Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article 7 of the Company's Certificate of Incorporation provides that the directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by Section 102(b)(7).


ITEM 16.  EXHIBITS

    See Exhibit Index.

ITEM 17.  UNDERTAKINGS

    (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on September 29, 1998.

                               HEARx LTD.

                               By:/s/ Paul A. Brown
                                  -----------------------------------------
                                    Name: Paul A. Brown, M.D.
                                    Title: Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Paul A. Brown, M.D. and Stephen J. Hansbrough, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

               Name                                     Title                                 Date
------------------------------------------------------------------------------------------------------------

 /s/ Paul A. Brown                Chairman of the Board; Chief Executive Officer       September 29, 1998
------------------------------    and Director
 Paul A. Brown, M.D.


 /s/ Stephen J. Hansbrough        President and Chief Operating Officer and            September 29, 1998
------------------------------    Director
 Stephen J.  Hansbrough



 /s/ Joseph L. Gitterman          Director                                             September 29, 1998
------------------------------
 Joseph L. Gitterman

                                                                                    September 29, 1998
                                  Director
------------------------------
 David J. McLachlan



 /s/ Thomas W. Archibald          Director                                          September 29, 1998
------------------------------
 Thomas W. Archibald

                                 EXHIBIT INDEX

Exhibit Number       Description
--------------       ------------------------------------------------------------------------------------------
4.1                  Specimen of Certificate representing Common Stock*

4.2                  Certificate of Designations, Preferences and Rights of the 1998 Convertible
                     Preferred Stock of the Company**

4.3                  Securities Purchase Agreement, dated as of August 27, 1998 between HEARx Ltd.
                     and each of the purchasers set forth on the signature pages thereto**

4.4                  Registration Rights Agreement, dated as of August 27, 1998 between HEARx Ltd. and each of the purchasers set forth on the signature pages thereto**

4.5                  Placement Agent Agreement, dated as of August 27, 1998 between HEARx Ltd. and The
                     Zanett Securities Corporation, Claudio Guazzoni, David McCarthy and Tony
                     Milbank**

4.6                  Form of Warrant issued to purchasers of the 1998 Convertible Preferred Stock and the
                     Placement Agent**

5.1                  Opinion of Bryan Cave LLP***

23.1                 Consent of BDO Seidman, LLP***

23.2                 Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1                 Power of Attorney (included on the signature page hereto)


---------------------

* Filed as an Exhibit to the Company's Registration Statement on Form S-18 (Registration No. 33-17041-NY).

** Filed as an Exhibit to the Company's Current Report on Form 8-K dated August 27, 1998 (File No. 001-11655).

*** To be filed by amendment.